UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934
Date of Report (Date of earliest event reported):
May 22, 2007 (May 21, 2007)
Central Parking Corporation
(Exact name of Registrant as specified in its charter)

Tennessee	001-13950	62-1052916

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification Number)
2401 21st Avenue South, Suite 200 Nashville, TN 37212
(Address of principal executive offices)
(615) 297-4255
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     Central Parking Corporation announced the completion of its previously announced merger with an affiliate of Kohlberg & Company, LLC, Lubert-Adler Partners, L.P., and Chrysalis Capital Partners, L.P. The shareholders of Central Parking voted to approve the proposed merger agreement that the Company entered into on February 20, 2007 at a special meeting held on May 21, 2007. Holders of approximately 28.4 million shares of Central Parking voted in favor of approving the merger agreement and the transactions contemplated thereby, representing approximately 88% of Central Parking’s total outstanding voting shares and over 99% of the total votes cast. As a result of the transaction, each issued and outstanding share of Central Parking common stock was cancelled and converted automatically into the right to receive $22.53 in cash, without interest. Effective as of May 22, 2007, Central Parking’s stock will no longer be listed for trading on the New York Stock Exchange and trading will be suspended prior to market open Wednesday, May 23, 2007. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Number	Exhibit
99.1	Press release dated May 22, 2007.
SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Central Parking Corporation
/s/ Benjamin F. Parrish, Jr.
Benjamin F. Parrish, Jr.
Senior Vice President and General Counsel
Date: May 22, 2007

Exhibit Index

Exhibit No.
99.1	Press release dated May 22, 2007.